UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2018

Cue Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 949-2680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

Effective November 6, 2018, Cue Biopharma, Inc. (the “Company”) entered into a Collaboration, License and Option Agreement (the “Agreement”) with LG Chem, Ltd. (“LG Chem”), related to the development of the Company’s Immuno-STAT BiologicsTM focused in the field of oncology.

Pursuant to the Agreement, the Company granted LG Chem an exclusive license to develop, manufacture and commercialize the Company’s lead product, CUE-101, as well as Immuno-STAT Biologics that target T-cells against two additional cancer antigens (“Product Candidates”), in Australia, Japan, Republic of Korea, Singapore, Malaysia, Vietnam, Thailand, Philippines, Indonesia, China (including Macau and Hong Kong) and Taiwan (collectively, the “LG Chem Territory”). The Company retains rights to develop and commercialize all assets included in the Agreement in the United States and in global markets outside of the LG Chem Territory. Under the Agreement, the Company will engineer the selected Immuno-STAT Biologics™ for up to three alleles, which are expected to include the predominant alleles in the LG Chem Territory, thereby enhancing Cue’s market reach by providing for greater patient coverage of populations in global markets, while LG Chem will establish a chemistry, manufacturing and controls (“CMC”) process for the development and commercialization of Product Candidates. In addition, LG Chem has the option to select one additional Immuno-STAT Biologic for an oncology target (an “Additional Immuno-STAT Biologic”) within two years of the effective date of the Agreement for an exclusive worldwide development and commercialization license. If LG Chem exercises this option, then the parties will execute a license and collaboration agreement (“Global License and Collaboration Agreement”) setting forth the terms and conditions relating to such arrangement. The Company will retain an option to co-develop and co-commercialize the additional program worldwide.

Under the terms of the Agreement, LG Chem will pay the Company a $5.0 million non-refundable, non-creditable upfront payment and purchase approximately $5.0 million of shares of the Company’s common stock at a price per share equal to a twenty percent (20%) premium to the volume weighted-average closing price per share over the thirty (30) trading day period immediately prior to the effective date of the Agreement. The Company is also eligible to receive additional aggregate payments of approximately $400 million if certain research, development, regulatory and commercial milestones are successfully achieved. In addition, the Agreement also provides that LG Chem will pay the Company tiered single-digit royalties on net sales of commercialized Product Candidates (“Collaboration Products”) in the LG Chem Territory on a product-by-product and country-by-country basis, until the later of expiration of patent rights in a country, the expiration of regulatory exclusivity in such country, or ten years after the first commercial sale of a Collaboration Product in such country, subject to certain royalty step-down provisions set forth in the Agreement.

Pursuant to the Agreement, the parties will share research costs related to Collaboration Products, and LG Chem will provide CMC process development for selected Product Candidates and potentially additional downstream manufacturing capabilities, including clinical and commercial supply for Collaboration Products. In return for performing CMC process development, LG Chem is eligible to receive low-single digit royalty payments on the sales of Collaboration Products sold in all countries outside the LG Chem Territory. Furthermore, should the parties enter into a Global License and Collaboration Agreement for an Additional Immuno-STAT Biologic, LG Chem will pay the Company a one-time, non-refundable, non-creditable upfront payment and the Company will be eligible to receive up to approximately $470 to $675 million in fees and milestone payments as well as tiered royalty payments on future global sales that range from high-single digits to mid-double digit teens in the United States and mid-single to low-double digits outside of the United States. The amount of fees and milestone payments, as well as whether the Company receives royalty payments, will depend on when LG Chem nominates the Additional Immuno-STAT Biologic, the number of alleles selected by LG Chem and whether the Company exercises its option to co-develop and co-commercialize the additional program worldwide, in which case the Company would share costs and profits instead of receiving royalties and post-option-exercise milestones.

The Agreement includes various representations, warranties, covenants, indemnities and other customary provisions. LG Chem may terminate the Agreement for convenience or change of control of the Company on a program-by-program, product-by-product or country-by-country basis, or in its entirety, at any time following the notice period set forth in the Agreement. Either party may terminate the Agreement, in its entirety or on a program-by-program, product-by-product or country-by-country basis, in the event of an uncured material breach. The Agreement is also terminable by either party (i) upon the bankruptcy, insolvency or liquidation of the other party or (ii) for certain activities involving the challenge of certain patents controlled by the other party. Unless earlier terminated, the Agreement will expire on a product-by-product and country-by-country basis upon the expiration of the applicable royalty term.

Item 3.02	Unregistered Sale of Equity Securities.

In connection with the Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company and LG Chem entered into a stock purchase agreement effective November 6, 2018, pursuant to which the Company agreed to issue and sell to LG Chem, and LG Chem agreed to purchase, 564,187 shares (the “LG Chem Shares”) of the Company’s common stock, par value $0.001 per share, at a purchase price of $8.86 per share, for an aggregate purchase price of approximately $5.0 million. The LG Chem Shares are being sold in a private placement that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The LG Chem Shares will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements such as pursuant to Rule 144 under the Securities Act. The LG Chem Shares are “restricted securities” as that term is defined by Rule 144 and therefore are subject to a six month holding period under that rule. LG Chem has represented that it is acquiring the LG Chem Shares for investment only with no present intention to distribute the LG Chem Shares to any person in violation of applicable securities laws, and an appropriate legend will be applied to the LG Chem Shares.

Item 7.01	Regulation FD Disclosure.

The press release issued by the Company on November 8, 2018 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 filed herewith is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of Cue Biopharma, Inc. dated November 8, 2018, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Biopharma, Inc.

Date: November 8, 2018	By:	/s/ Daniel R. Passeri
	Name:	Daniel R. Passeri
	Title:	Chief Executive Officer